Exhibit 24.2

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Paul Goode and James S. Cardwell, and each of them singly, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement on Form S-1 and any and all amendments (including post-effective amendments) thereto of Glucotrack, Inc. and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their, his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

Chief Executive Officer and Director
Paul Goode	(principal executive officer)

Chief Financial Officer
James S. Cardwell	(principal financial and accounting officer)

/s/ Dr. Robert Fischell
Dr. Robert Fischell	Director	October 24, 2024

/s/ Luis J. Malave
Luis J. Malave	Director	October 24, 2024

Andrew Balo	Director

John Ballantyne	Director

Allen Danzig	Director

/s/ Erin Carter
Erin Carter	Director	October 24, 2024